Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2013 First-Quarter Results

•	Company creates strategic capital partnership with QIC, expects retail joint venture to generate liquidity of $330 million

•	Company terminates put rights for remaining $61.1 million of 2014 Senior Notes as part of deleveraging strategy

•	Management confident in full-year 2013 outlook

CLEVELAND, Ohio - June 4, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO (funds from operations), Operating FFO, net earnings/loss and revenues for the fiscal first quarter ended April 30, 2013.

FFO
First-quarter 2013 FFO was $53.1 million, compared with $89.2 million in the first quarter of 2012. On a fully diluted, per-share basis, first-quarter 2013 FFO was $0.26, compared with $0.42 for the comparable period in 2012.

The quarter-over-quarter variance reflects non-recurring factors including lower commercial land sales of $27.6 million (primarily related to the 2012 Cleveland casino land sale of $36.5 million), decreased FFO from the change in fair market value of nondesignated derivatives which were marked to market through interest expense of $6.1 million, and a 2013 loss on extinguishment of debt of $5.0 million, primarily related to the exchange of a portion of the company's 2014 Senior Notes. These reductions were offset by a larger income tax benefit of $25.1 million, compared with the first quarter of 2012. The balance of the FFO variance is comprised of factors impacting Operating FFO, as described below.

A full description of factors impacting FFO and FFO per share for the first quarter is included in the company's First Quarter 2013 Supplemental Package furnished to the SEC and available on the company's website, www.forestcity.net.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Operating FFO
First-quarter Operating FFO was $31.6 million, compared with first-quarter 2012 Operating FFO of $57.9 million. Factors affecting the year-over-year variance include decreased capitalized interest on projects under construction and development of $15.7 million, $3.4 million of lower NOI from an anticipated vacancy at One Pierrepont Plaza in Brooklyn, reduced Operating FFO from properties sold of $3.1 million and an expected increase in overhead costs previously capitalized to development projects that are now being expensed as the company has reduced the size of its under-construction pipeline. In addition, Corporate Operating FFO decreased $3.3 million, driven primarily by increased interest expense previously allocated to the Land Development Group. These decreases were partially offset by the ramp up of new properties of $3.1 million.

Additional explanation of factors impacting Operating FFO is included in the company's First Quarter 2013 Supplemental Package furnished to the SEC and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling Operating FFO to FFO. Forest City initiated reporting Operating FFO in the second quarter of 2012.

Net Earnings/Loss
The first-quarter net loss attributable to Forest City Enterprises, Inc. was $19.4 million, compared with net earnings of $22.8 million in the first quarter of 2012.

The company's reported net earnings/loss are impacted by a variety of factors, including transactions which can create substantial variances in net earnings/loss between reporting periods. For the first quarter, the year-over-year variance was driven primarily by lower non-recurring commercial land sales ($27.6 million), decreased capitalized interest ($15.7 million) and increased depreciation and amortization expense ($11.6 million), primarily as a result of substantial property openings in 2011 and 2012. These reductions were partially offset by decreased income tax expense ($22.0 million), gains on disposition of rental properties ($6.6 million) and lower allocated losses for the company's share of the Nets ($4.0 million).

A full description of factors impacting net earnings/loss is included in the company's First-Quarter 2013 Supplemental Package furnished to the SEC and available on the company's website.

After preferred stock dividends, the first-quarter net loss attributable to Forest City Enterprises, Inc. common shareholders was $19.6 million, or $0.11 per share, compared with net earnings of $18.9 million, or $0.11 per share, for the first quarter of 2012.

Revenues
First-quarter 2013 consolidated revenues from real estate operations were $305.6 million, compared with $287.3 million in the first quarter of fiscal 2012.

Commentary
“As anticipated and previously discussed with investors, our first-quarter FFO results reflect the impact of decreased capitalized interest as we have reduced the size of our under-construction pipeline,” said David J. LaRue, Forest City president and chief executive officer. “Overall comparable net operating income for the quarter was impacted by the timing of vacancies in our New York specialty retail portfolio and underperformance by our apartments in non-core markets. Seasonal factors, including increased utility and operating expenses due to the harsher winter in several markets, contributed to that underperformance.

“As expected, our office segment saw decreased comparable net operating income, primarily due to a vacancy at One Pierrepont Plaza in Brooklyn. We continue to be encouraged by the level of activity and interest in the Brooklyn office market and the lease-up prospects for this space.

“Despite these impacts in the first quarter, we continue to see solid underlying fundamentals, as illustrated by strong positive gains in leasing spreads in both our office and retail portfolios during the quarter, together with continued rent growth and increased comparable occupancy in our multifamily portfolio. In retail, comparable property net operating income was impacted by ongoing renovations and remerchandising initiatives at several centers. Even with these ongoing improvement projects, we continue to see positive sales and net operating income trends in our comparable regional malls.

“During the quarter, we achieved significant milestones in executing the key drivers of our strategic plan. As part of our focus on improving our balance sheet and building a strong, sustaining capital structure, we executed transactions that resulted in: exchange of $138.9 million of our 3.625% Puttable Equity-Linked Notes due 2014 for Class A common stock and cash; redemption of the remaining $53.3 million of our 7.625% Senior Notes due 2015; and

conversion or redemption of the remaining 211,038 shares of our 7.0% Series A preferred stock. Also during the quarter, we closed a new, three-year, $465 million credit facility with more favorable pricing and covenants than the prior facility.

“We continue to aggressively pursue these efforts to deleverage and improve our debt metrics. At the end of last week, we gave notice that we will terminate the put rights associated with the remaining $61.1 million of our 3.625% Puttable Equity-Linked Senior Notes due 2014, on June 20, 2013. Note holders have until then to exchange their notes for our Class A common stock, together with interest due through October 14, 2013.

“We also continued to forge strategic capital partnerships to activate existing entitlement on our balance sheet, take advantage of new opportunities in our core markets, and invest in and grow our mature portfolio. In San Francisco, we commenced construction of 2175 Market Street in the first quarter. This 88-unit apartment community is the second multifamily asset - along with B2 BKLYN in Brooklyn - in our partnership with the Arizona State Retirement System. After the end of the quarter, we closed a new strategic capital partnership with AIG Global Real Estate for the development of 3700M (formerly West Village), a 381-unit apartment community in Dallas.

“Lastly, just yesterday we announced an agreement with affiliates of QIC, one of the largest institutional investment managers in Australia, to form joint ventures to recapitalize and invest in a portfolio of eight of our regional retail malls. Under the agreement, QIC will acquire a 49% interest in our share of these centers for cash. The transaction values the eight properties at a total of approximately $2 billion, representing a cap rate of approximately 5.75 percent on forecasted 2013 net operating income. We expect the transaction to generate cash liquidity of approximately $330 million after transaction costs, and anticipate closing before the end of our fiscal third quarter. We plan to use a majority of the liquidity generated to accelerate our strategy of deleveraging our balance sheet and improving our debt metrics.

NOI, Occupancies and Rent
Overall comparable property net operating income (Comp NOI) decreased 1.9 percent during the first quarter, compared with the same period in 2012, with increases of 1.7 percent in apartments, 0.5 percent in retail, and a decrease of 6.0 percent in office.

At April 30, 2013, comparable retail occupancies were 91.7 percent, compared with 91.8 percent at the end of the first quarter in 2012. Sales in the company's regional malls averaged $476 per square foot on a rolling 12-month basis, a 4.4 percent increase compared with $456 per square foot in the same period in 2012. On a rolling 12-month basis, new, same-space leases in the company's regional malls increased 14.7 percent over prior rents.

In the residential portfolio, comparable economic occupancies for the quarter ended April 30, 2013, were 94.5 percent, up from 94.2 percent last year. Average monthly residential rents in the company's comparable apartments in its core markets were $1,673 at the end of the first quarter, a 5.2 percent increase from 2012. Average monthly rents across all of Forest City's comparable apartments rose 4.1 percent, compared with the same period in 2012.

Comparable office occupancies were 91.0 percent as of April 30, 2013, compared with 91.9 percent at the end first quarter in 2012. On a rolling 12-month basis, rent per square foot in new office leases increased 10.9 percent over expiring leases, driven primarily by a significant lease renewal at the company's University Park at MIT life science office park near Boston.

Comparable property NOI, defined as NOI from properties operated in the three months ended April 30, 2013 and 2012, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release are schedules that present comparable property NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Debt Maturities, Financing Activity and Liquidity
Since January 31, 2013, the company has addressed, through closed loans and committed financings, $118.0 million at full consolidation ($202.0 million at its pro-rata share) of the $835.6 million ($1.0 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2013. Additionally, since January 31, 2013, the company addressed $203.5 million ($251.7 million at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix interest rates on its mortgage debt through long-term financings in order to take advantage of historically low interest rates in the current environment. At April 30, 2013, the company's overall weighted-average cost of debt remained the same at 5.02 percent, compared to April 30, 2012. Fixed-rate debt represented 83 percent of total debt at April 30, 2013. The company's weighted-average life of its debt increased to 6.8 years at April 30, 2013, from 6.0 years at April 30, 2012.

At April 30, 2013, the company had $261.0 million ($286.6 million at its pro-rata share) in cash on its balance sheet and $353.2 million of available capacity on its revolving bank line of credit.

Openings and Projects Under Construction
As of the end of the first quarter, Forest City had eight projects under construction (seven of which are multifamily) at a total cost of $435.1 million ($350.9 million at the company's pro-rata share).

During the first quarter, the company opened the Continental, a 203-unit, adaptive-reuse apartment community in downtown Dallas at the Mercantile Place on Main development. First residents' move-ins occurred in March and the property is 28 percent leased. Forest City now has more than 700 completed rental apartments in downtown Dallas.

Also during the quarter, the company commenced construction of 2175 Market Street in San Francisco. As previously referenced, this 88-unit apartment community is the second multifamily asset - along with B2 BKLYN in Brooklyn - in the company's $400 million strategic capital partnership with the Arizona State Retirement System. 2175 Market Street is expected to be completed in the third quarter of 2014.

Other projects currently under construction include the following:

In Brooklyn, work continues on B2 BKLYN, the first residential tower at Atlantic Yards, adjacent to Barclays Center. The 32-story tower will have 363 units, half of which will be reserved for low, moderate and middle income households. B2 BKLYN is being built using a modular construction process in partnership with Skanska USA. Work on the foundation is underway. Production of modules is expected to begin by mid-summer at a factory in the Brooklyn Navy Yard, with delivery to the site beginning in the fall. The project is expected to be completed in the second quarter of 2014.

At The Yards in Washington, D.C., construction continues on two projects, Lumber Shed, a 32,000-square-foot, adaptive-reuse office building with street-level retail , and Twelve12, an apartment/retail project with 218 rental apartments above a 50,000-square-foot Harris Teeter grocery store and a 28,000-square-foot Vida Fitness facility. Lumber Shed is expected to be completed in the third quarter of 2013, and Twelve12 in the third quarter of 2014.

In Denver, work continues on Aster Conservatory Green (formerly Aster Northfield) a 352-unit multifamily project and the first multifamily project to be constructed north of I-70 at Stapleton.

In Dallas, construction continues on 3700M (formerly West Village) a 381-unit multifamily project in the Uptown area of Dallas. Forest City and AIG Global Real Estate will share ownership and fund the equity requirements for the project. Initial phased opening of 3700M is expected in the third quarter of 2014.

In Boston, construction continues on 120 Kingston, a 240-unit apartment building. The project is located on the Rose Kennedy Greenway near the border of the city's financial district and Chinatown neighborhoods, and is expected to be completed in the second quarter of 2014.

Construction also continues on 1111 Stratford (formerly Stratford Avenue), a 128-unit multifamily project in Stratford, Connecticut. Completion is expected in late 2013.

Outlook
“We continue to execute our strategic initiatives of improving our balance sheet, focusing on core products and markets, and pursuing operational excellence,” said LaRue. “We take pride in the progress we've made since launching our strategic plan at the beginning of 2012. As we continue our efforts, we expect to see some volatility in our results, quarter-to-quarter, as we did in the first quarter this year.

”We continue to believe strongly in the quality of our real estate portfolio, our chosen core products and markets, our strategic direction as a company, and the skill and creativity of our associates. While we remain cautious as it relates to economic and geo-political factors outside our control, we are confident in our ability to achieve solid 2013 results.”

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three months ended April 30, 2013 and 2012, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Operating FFO
Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of Land Group projects; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) other non-recurring items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income plus equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition and impairment of unconsolidated entities) plus interest expense, gain (loss) on extinguishment of debt, depreciation and amortization of unconsolidated entities.  The company believes NOI provides management, as well as investors, with additional information about the company's core business operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly titled measures reported by other companies.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using and investing in modular construction as a new construction methodology, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended April 30,
	2013	2012
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(19,368)	$22,752
Depreciation and Amortization—Real Estate Groups	81,440	70,417
Impairment of depreciable rental properties	—	1,381
Gain on disposition of rental properties	(14,537)	(7,914)
Income tax expense (benefit) adjustments — current and deferred (1)
Gain on disposition of rental properties	5,608	3,052
Impairment of depreciable rental properties	—	(536)
FFO	$53,143	$89,152

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$53,143	$89,152
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Senior Notes due 2014	1,032	1,110
5.00% Convertible Senior Notes due 2016	382	382
4.25% Convertible Senior Notes due 2018	2,277	2,277
FFO for per share data	$56,834	$92,921
Denominator
Weighted average shares outstanding—Basic	184,821,775	169,206,594
Effect of stock options, restricted stock and performance shares	1,208,603	937,272
Effect of convertible preferred stock	325,002	14,550,257
Effect of convertible debt	32,533,801	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755
Weighted average shares outstanding - Diluted	222,535,936	221,840,381
FFO Per Share	$0.26	$0.42

(1)	The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended April 30,
	2013	2012
	(in thousands)
Current taxes
Operating earnings	$(8,038)	$(3,975)
Gain on disposition of rental properties	7,686	4,251
Subtotal	(352)	276
Discontinued operations
Operating earnings	(14)	70
Gain on disposition of rental properties	1,426	1,294
Subtotal	1,412	1,364
Total Current taxes	1,060	1,640
Deferred taxes
Operating earnings	(6,472)	14,341
Gain on disposition of rental properties	(8,398)	(4,769)
Subtotal	(14,870)	9,572
Discontinued operations
Operating earnings	10	151
Gain on disposition of rental properties	4,894	2,276
Impairment of real estate	—	(536)
Subtotal	4,904	1,891
Total Deferred taxes	(9,966)	11,463
Grand Total	$(8,906)	$13,103

Reconciliation of Operating FFO to FFO - Pro-Rata Consolidation

	Three Months Ended April 30,
	2013	2012	% Change
	(in thousands)
Portfolio Pre-tax FFO:
Commercial Group	$51,832	$98,555
Residential Group	23,844	31,939
Arena	(2,014)	1,749
Land Group	2,856	1,064

Adjustments to Portfolio Pre-Tax FFO:
Net gain on land held for divestiture activity	(305)	—
Abandoned development project write-offs	80	447
Tax credit income	(5,391)	(3,925)
Loss on extinguishment of portfolio debt	248	531
Change in fair market value of nondesignated hedges	1,593	(4,521)
Straight-line rent adjustments	(2,299)	(4,835)
Non-recurring land sales	(8,927)	(36,484)
Adjustments to Portfolio Pre-Tax FFO subtotal	(15,001)	(48,787)
Portfolio Pre-tax Operating FFO	61,517	84,520	(27.2)%
Corporate Group Pre-tax FFO	(34,908)	(26,610)
Loss on extinguishment of debt - Corporate Group	5,026	—
Operating FFO	31,635	57,910	(45.4)%
Nets Pre-tax FFO	(2,981)	(6,958)
Add back adjustments to Portfolio Pre-Tax FFO above	15,001	48,787
Add back loss on extinguishment of debt - Corporate Group	(5,026)	—
Income tax benefit (expense) on FFO	14,514	(10,587)
FFO	$53,143	$89,152	(40.4)%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$31,635	$57,910
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Senior Notes due 2014	1,685	1,812
5.00% Convertible Senior Notes due 2016	625	625
4.25% Convertible Senior Notes due 2018	3,719	3,719
Operating FFO for per share data	$37,664	$64,066
Denominator
Weighted average shares outstanding—Basic	184,821,775	169,206,594
Effect of stock options, restricted stock and performance shares	1,208,603	937,272
Effect of convertible preferred stock	325,002	14,550,257
Effect of convertible debt	32,533,801	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755
Weighted average shares outstanding - Diluted	222,535,936	221,840,381
Operating FFO Per Share	$0.17	$0.29

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$156,322	$6,704	$—	$213	$149,831	$179,685	$3,967	$—	$5,561	$181,279
Interest expense	(87,418)	(7,330)	(25,054)	(79)	(105,221)	(56,068)	(2,722)	(26,332)	(2,543)	(82,221)
Interest expense of unconsolidated entities	(25,054)	—	25,054	—	—	(26,332)	—	26,332	—	—
Loss on extinguishment of debt	(5,238)	—	—	(36)	(5,274)	(719)	(188)	—	—	(531)
Equity in (earnings) loss of unconsolidated entities	(5,703)	(38)	9,333	—	3,668	(3,773)	(30)	10,260	—	6,517
Net gain (loss) on land held for divestiture activity	452	—	(147)	—	305	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—	—	—	—	—	—
Net gain (loss) on disposition of rental properties	—	—	(1,510)	16,047	14,537	—	—	—	7,914	7,914
Loss on disposition of unconsolidated entities	(1,510)	—	1,510	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated real estate	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Depreciation and amortization—Real Estate Groups (a)	(68,265)	(4,748)	(17,816)	(107)	(81,440)	(49,854)	(994)	(19,161)	(2,396)	(70,417)
Amortization of mortgage procurement costs	(2,688)	(170)	(793)	—	(3,311)	(2,756)	(83)	(837)	(113)	(3,623)
Depreciation and amortization of unconsolidated entities	(18,609)	—	18,609	—	—	(19,998)	—	19,998	—	—
Straight-line rent adjustment	2,299	—	—	—	2,299	4,776	—	—	59	4,835
Earnings (loss) before income taxes	(55,559)	(5,582)	9,333	16,038	(24,606)	24,961	(50)	10,260	7,101	42,372
Income tax benefit (expense)	15,222	—	—	(6,316)	8,906	(9,848)	—	—	(3,255)	(13,103)

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate	5,850	38	(9,480)	—	(3,668)	3,773	30	(10,260)	—	(6,517)
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—	—	—	—	—	—
	5,703	38	(9,333)	—	(3,668)	3,773	30	(10,260)	—	(6,517)
Earnings (loss) from continuing operations	(34,634)	(5,544)	—	9,722	(19,368)	18,886	(20)	—	3,846	22,752
Discontinued operations, net of tax	15,560	5,838	—	(9,722)	—	4,887	1,041	—	(3,846)	—
Net earnings (loss)	(19,074)	294	—	—	(19,368)	23,773	1,021	—	—	22,752
Noncontrolling interests
Loss from continuing operations attributable to noncontrolling interests	5,544	5,544	—	—	—	20	20	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(5,838)	(5,838)	—	—	—	(1,041)	(1,041)	—	—	—
	(294)	(294)	—	—	—	(1,021)	(1,021)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(19,368)	$—	$—	$—	$(19,368)	$22,752	$—	$—	$—	$22,752
Preferred dividends	(185)	—	—	—	(185)	(3,850)	—	—	—	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(19,553)	$—	$—	$—	$(19,553)	$18,902	$—	$—	$—	$18,902
(a) Depreciation and amortization—Real Estate Groups	$68,265	$4,748	$17,816	$107	$81,440	$49,854	$994	$19,161	$2,396	$70,417
Depreciation and amortization—Non-Real Estate	1,230	—	—	—	1,230	620	—	—	—	620
Total depreciation and amortization	$69,495	$4,748	$17,816	$107	$82,670	$50,474	$994	$19,161	$2,396	$71,037

	Net Operating Income (in thousands)
	Three Months Ended April 30, 2013				Three Months Ended April 30, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$55,036	$1,641	$—	$53,395	$54,904	$1,773	$—	$53,131	0.2%	0.5%
Total	62,044	1,158	—	60,886	59,493	2,076	1,572	58,989
Office Buildings
Comparable	58,059	2,213	—	55,846	61,671	2,246	—	59,425	(5.9)%	(6.0)%
Total	58,722	2,362	—	56,360	63,504	2,408	1,681	62,777
Hotels	1,278	—	—	1,278	1,096	—	—	1,096
Land Sales (1)	10,237	—	—	10,237	36,484	—	—	36,484
Other (2)	(10,018)	(424)	(7)	(9,601)	(5,709)	(217)	549	(4,943)
Total Commercial Group
Comparable	113,095	3,854	—	109,241	116,575	4,019	—	112,556	(3.0)%	(2.9)%
Total	122,263	3,096	(7)	119,160	154,868	4,267	3,802	154,403
Arena	4,746	2,271	—	2,475	(4,211)	(1,794)	—	(2,417)
Residential Group
Apartments
Comparable	34,873	620	—	34,253	34,294	601	—	33,693	1.7%	1.7%
Total	37,380	738	220	36,862	37,171	774	1,759	38,156
Subsidized Senior Housing	3,895	44	—	3,851	4,400	39	—	4,361
Military Housing	5,862	95	—	5,767	7,542	195	—	7,347
Other (2)	(3,615)	106	—	(3,721)	(3,187)	143	—	(3,330)
Total Residential Group
Comparable	34,873	620	—	34,253	34,294	601	—	33,693	1.7%	1.7%
Total	43,522	983	220	42,759	45,926	1,151	1,759	46,534
Total Rental Properties
Comparable	147,968	4,474	—	143,494	150,869	4,620	—	146,249	(1.9)%	(1.9)%
Total	170,531	6,350	213	164,394	196,583	3,624	5,561	198,520
Land Development Group	2,895	354	—	2,541	3,075	343	—	2,732
The Nets	(2,981)	—	—	(2,981)	(6,958)	—	—	(6,958)
Corporate Activities	(14,123)	—	—	(14,123)	(13,015)	—	—	(13,015)
Grand Total	$156,322	$6,704	$213	$149,831	$179,685	$3,967	$5,561	$181,279

(1)	Includes $8,927 and $36,484 of NOI generated from non-recurring land sales at full and pro-rata consolidation for the three months ended April 30, 2013 and 2012, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.